Exhibit 99.1

Joint Filing Agreement Pursuant to Rule 13d-1

This agreement is made pursuant to Rule 13d-l(k)(1) under the Securities and Exchange Act of 1934, as amended (the “Act”) by and among the parties listed below, each referenced to herein as a “Joint Filer.” The Joint Filers agree that a statement of beneficial ownership as required by Sections 13(g) or 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13G or Schedule 13D, as appropriate, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1.

Dated: April 10, 2023	MERCK & CO., INC.

/s/ Kelly Grez
	Name:	Kelly Grez
	Title:	Corporate Secretary

MERCK SHARP & DOHME CORP.

/s/ Jon Filderman
	Name:	Jon Filderman
	Title:	Vice President

MRL VENTURES FUND, LLC

/s/ Peter Dudek
	Name:	Peter Dudek
	Title:	Vice President